EXHIBIT 10.23

Conexant Systems, Inc.

Board of Directors Annual Remuneration
As of August 10, 2010

Cash Compensation

The cash compensation of non-employee Directors is as follows:

Type	Amount
(In dollars)

Annual
Board membership[1]	30,000
Committee membership	7,500
Committee Chair — Audit Committee	20,000
Committee Chair — all other committees	15,000
Lead Independent Director	15,000

Meeting Attendance
Board meeting	1,500
Committee meeting	1,000

The retainers and fees are payable as follows:

(i) Base and Committee chairmanship and membership annual retainers and the retainer for the Lead Independent Director — in cash quarterly in advance; unless a director elects to take payment in Shares under the provisions of Section 7 of the Directors Plan (attached hereto); a director electing to take payment in Shares will be issued his shares on the same date as the cash retainer and applicable meeting fees are paid to non-electing directors; and

(ii) Meeting fees — quarterly in arrears.

Directors are also reimbursed for travel, transportation (including personal automobile mileage at the maximum per mile rate set by the Internal Revenue Service), other expenses actually incurred in attending Board and Committee meetings, and the cost of continuing education (one course every three years). In addition, the Company will match a director’s contributions to educational institutions up to $5,000 per fiscal year.

Equity Compensation

On February 18, 2009, the Board suspended indefinitely the payment of any equity compensation under the Directors Stock Plan.

Under the Directors Stock Plan, upon initial election to the Board, each non-employee Director shall be granted an option to purchase 40,000 shares of the Corporation’s Common Stock at the closing price per share (the Fair Market Value) on the date of grant as reported in the Nasdaq reporting system (or on the next preceding day such stock was traded if it was not traded on the date of grant). Thereafter, each non-employee Director who has served as a non-employee Director for at least six (6) months and is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted:

•	an option to purchase 10,000 shares on the day of the Annual Meeting of Shareowners (“First Annual Grant”); and

•	an option to purchase 10,000 shares six (6) months after the First Annual Grant (“Second Annual Grant”);

1 Any directors appointed to the Board from May 30, 2008 through the February 18, 2009 were entitled to receive a one-time Supplemental payment of $50,000.

provided that the Board may, by action taken on or the date of any such Annual Meeting, defer the First Annual Grant for up to forty-five (45) days following such Annual Meeting and may defer the Second Annual Grant up to forty-five (45) days before or after the six (6) month anniversary of the First Annual Grant.

These stock options become exercisable in four (4) approximately equal annual installments and are exercisable during a Director’s Board service for up to ten (10) years after the grant date.

A Director who retires from the Board with at least five (5) years of Board service may exercise all remaining stock options granted (whether or not otherwise exercisable) for up to five (5) years after his or her retirement date (or the expiration date specified in the option). If a Director dies while serving on the Board, his or her estate, heirs or legatees (or a permitted assignee) may exercise all remaining stock options (whether or not otherwise exercisable) for up to three (3) years after the Director’s date of death (or the expiration date specified in the option ). A Director who becomes disabled or resigns for reasons of the antitrust laws, compliance with the Corporation’s conflict of interest policies or other circumstances that the Compensation and Management Development Committee (the Committee) may determine as serving the best interests of the Corporation may exercise his or her remaining stock options to the extent exercisable at the date of termination of his or her Board service for such period after that date as the Committee may determine (or the expiration date specified in the option).

If a Change of Control occurs, as defined in the Bylaws, all stock options outstanding under the Directors Stock Plan become fully exercisable (whether or not otherwise then exercisable) and each such option shall expire at the earlier of five (5) years from the date of the Change of Control or the expiration date specified in the option. In all other cases, a Director’s stock options expire upon termination of his or her Board service.

Director stock options are not transferable except by will or the laws governing intestate succession or by gift to a Director’s spouse or natural, adopted or stepchildren or grandchildren. In addition, any Director may transfer any stock options granted under the Plan to any entity affiliated with the Director, to be designated in writing by the Director and approved by the Board, all such transfers to be subject to the same terms and conditions as the original grant made directly to the individual Director.

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